Exhibit 10.1

March 9, 2006

John A. Krol

Lead Director

Tyco International Ltd.

90 Pitts Bay Road

Pembroke, HM 08 Bermuda

Employment Agreement (the “Employment Agreement”) dated as of August 12, 2002 by and between Eric M. Pillmore and Tyco International Ltd. (the “Company”)

Dear Jack:

I am writing to waive and do hereby waive any claims that the consummation of the transactions described in the Form 8-K filed by the Company on January 13, 2006 constitutes “Good Reason” under Section 7(e)(i) of the Employment Agreement if the consummation of such transactions results in (1) a significant diminution in my duties or responsibilities specifically because the Company has been reduced in size or (2) a transfer of my employment from the Company to an affiliate of the Company in connection with such transactions constitutes a termination of my employment for purposes of the Employment Agreement, provided that (i) such affiliate expressly assumes and agrees to perform all of the Company’s obligations under the Employment Agreement and (ii) I will not be required to relocate to a principal place of employment more than 60 miles from my current principal place of employment with the Company. My waiver will not act as a bar for a claim that I may have Good Reason on any other grounds, including but not limited to, a change in title, reporting relationships, or authority related to the consummation of such transactions.

If this letter accurately sets forth our agreement on the subject matter hereof, please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to me.

Yours truly,

/s/ Eric M. Pillmore
Eric M. Pillmore

UNDERSTOOD AND AGREED

/s/ John A. Krol
John A. Krol

Dated this 19th day of March, 2006.

cc: Edward D. Breen